Exhibit 99

The Nielsen Company

770 Broadway

New York, NY 10003

www.nielsen.com

News Release

Contact:

Investor Relations

Rich Nelson

Phone: +1 646 654 4602

Media Relations

Ed Dandridge

Phone: +1 646 654 8656

FOR IMMEDIATE RELEASE

The Nielsen Company Announces $330 Million Debt Offering

New York, New York – October 29, 2010 – The Nielsen Company B.V. (“Nielsen”) today announced that its indirect wholly-owned subsidiaries, Nielsen Finance LLC and Nielsen Finance Co., are proposing to issue $330 million aggregate principal amount of 7.75% Senior Notes due 2018 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will trade interchangeably with the $750 million aggregate principal amount of 7.75% Senior Notes due 2018 issued by Nielsen Finance LLC and Nielsen Finance Co. on October 12, 2010.

Nielsen intends to use the net proceeds from this private offering to redeem Nielsen’s outstanding 10% Senior Notes due 2014 and 9% Senior Notes due 2014 and related obligations.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘could’, ‘expect’, ‘shall’, ‘should’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, and technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

About The Nielsen Company

The Nielsen Company is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related assets. The privately held company has a presence in approximately 100 countries, with headquarters in New York, USA. For more information on Nielsen measurement products, visit www.nielsen.com